EXHIBIT 10.3

                        Administration for International
                            Credit & Investment, Inc.
                        12520 High Bluff Drive, Suite 260
                           San Diego, California 92130

                                February 15, 2005

Russell Ingeldew
7911 Herschel Ave., Ste. 410
La Jolla, CA 92037


Dear Russell:

We are pleased to offer you a full-time position with Administration for International Credit & Investment, Inc. ("Employer") as Chief Financial Officer. Specifics of our offer include:

      1. You will be employed by Employer for a period of ninety (90) days commencing the date of this letter (the "Probationary Period") subject to the terms of this letter. At the end of the Probationary Period, unless Employer shall have notified you in writing that your employment hereunder is terminated, you will be employed by Employer on a full-time basis subject to the terms of this letter, with annual performance reviews, and shall have the title of Chief Financial Officer.

      2. You will be compensated at an hourly rate of $125 per hour, paid weekly on Thursday of each week, before withholding of federal and state income taxes, social security, unemployment insurance, and other customary deductions.

      3. The maximum amount paid per day will not exceed eight (8) hours with all requests for time off (other than holidays observed by all of Employer's employees) to be approved in advance by Wolfgang Grabher. You will perform such tasks as shall be assigned by Wolfgang Grabher and such tasks as are usually and customarily performed by persons holding the title of Chief Financial Officer.

      4. You will not be entitled to vacation during the Probationary Period and for a period of five (5) months thereafter (the "Initial Year"). After the end of the Initial Year, you will be entitled to one (1) week of vacation during the next year of service with Employer, two (2) weeks' vacation each year during the next three (3) years of service with Employer, and three (3) weeks' vacation during each year of service with Employer thereafter. After the Probationary Period you will also be entitled to up to five (5) sick days, with pay, which shall accrue from the date of this agreement, and two (2) personal days. All vacation and personal days must be approved in advance by Wolfgang Grabher. You will also be entitled to the same paid holidays as are observed by all of Employer's employees.


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      5. You will be employed on an "AT WILL" basis.  That is, the terms of your
employment  shall  continue  unless   terminated  by  either  you  or  Employer.
Termination by Employer may be with or without cause, at any time. The terminating party shall give the other party three working days notice prior to any termination. Employer reserves the right to pay the equivalent of three days of your salary in lieu of this notice requirement.

      6. All work that you perform for Employer will be performed in our offices or as mutually agreed otherwise.

      7. This Agreement is governed by the laws of the State of California.

      If the terms of this offer are acceptable to you, please indicate below by signing and returning one copy of this letter to us.


Sincerely,
Administration for International Credit & Investment, Inc.


By:  /s/ Wolfgang Grabher
    --------------------------
         Wolfgang Grabher, CEO

ACCEPTED AND AGREED TO THIS ____ day of February 2005


 /s/ Russell Ingeldew
-------------------------------
Russell Ingeldew